Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), by and between Everi Payments Inc., a Delaware corporation (the “Company”) and wholly-owned subsidiary of Everi Holdings Inc. (formerly known as Global Cash Access Holdings, Inc.), a Delaware corporation (“Everi Holdings”), and Dean A. Ehrlich  (“Executive”), is dated as of  January 1, 2017  (the “Effective Date”).

R E C I T A L S

A.The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive to provide such services on the terms and conditions set forth in this Agreement.

B.Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement

C.Executive states that he is not currently employed and left his prior employer without regard to any opportunity at the Company.

D.The Company and Executive wish to enter into an employment relationship with a written employment agreement intended to supersede and replace any and all other written and oral representations regarding Executive’s employment with Company.

AGREEMENT

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, and with understanding that, unless otherwise indicated, any of Executive obligations do not start until the Effective Date, Executive and the Company agree as follows:

1.	Position, Duties, Responsibilities
1.1.

Position and Term.  The Company hereby employs Executive to render services to the Company in the position of Executive Vice President, Games Business Leader, reporting directly to the Chief Executive Officer of the Company. The Company’s employment of Executive hereunder is contingent upon Executive successfully completing a background investigation.  The duties of this position shall include such duties, responsibilities and authority as are reasonably assigned to Executive by the Chief Executive Officer, including but not limited to those customarily performed by Executive Vice President, Games Business Leader, of similarly situated corporations.  Executive agrees to serve in a similar capacity for the benefit of Everi Holdings and any of the Company’s direct or indirect, wholly-owned or partially-owned subsidiaries or Everi Holdings’ affiliates.  Additionally, Executive shall serve in such other capacity or capacities as the Chief Executive Officer may from time to time reasonably and lawfully prescribe. During Executive’s employment by the Company, Executive shall, subject to Section 1.2, devote Executive’s full energies, interest, abilities and

1

productive time to the proper and efficient performance of Executive's duties under this Agreement. Executive shall be deemed an “Executive Officer” for purposes of indemnification by the Company pursuant to Article XI of the Company’s bylaws.

1.2.

Best Efforts; Other Activities.  Executive will expend Executive’s best efforts on behalf of the Company, and will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances.  Executive will act in the best interest of the Company at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company and, except upon the prior written consent of the Board of Directors, Executive will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company.  Notwithstanding the foregoing, Executive shall be permitted to engage in occasional charitable activities outside the scope of Executive's employment with the Company so long as such activities (A) do not conflict with the actual or proposed business of the Company or any of its subsidiaries or affiliates, and (B) do not affect the performance of Executive's duties hereunder.  In addition, subject to the prior written consent of the Chief Executive Officer or Board of Directors of the Company and subject to the satisfaction of Executive’s fiduciary duties to the Company, Executive  may be permitted to serve as a director of other corporations provided that their businesses are not competitive with the actual or proposed business of the Company or any of its subsidiaries or affiliates and provided further that Executive’s service as a director of such other corporations does not interfere with Executive's performance of Executive's duties hereunder.  In the sole discretion of the Chief Executive Officer or the Board of Directors, any such prior written consent may be subsequently revoked in the event that the Chief Executive Officer or Board of Directors determines that Executive’s position as a director of any such other corporation has developed into a conflict of interest.  In the event of a conflict in the policies of the Company and this Agreement, this Agreement will control the relationship between the parties.

1.3.	Location. Executive’s principal place of employment shall be at the direction of the Company, either Austin, Texas or Chicago, Illinois.
1.4.

Proprietary Information.  Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it.  As a condition precedent to Executive’s employment by the Company, Executive agrees to execute and deliver to the Company, concurrent with Executive's execution and delivery of this Agreement, a copy of the “Employee Proprietary Information and Inventions Agreement” attached hereto as Exhibit A.

1.5.

No Inconsistent Obligations.  Executive acknowledges and agrees that he is free to enter into this Agreement as of today and, as of the Effective Date, Executive will not be bound by any restrictive covenants, including but not limited to, covenants on non-competition and will be permitted to work for the Company as

2

contemplated hereby.  Executive further agrees and covenants that he has not and will never use any confidential information or trade secrets belonging to his prior employer, to the extent he has any, in any way or manner related to or with respect to any duties as Executive.

1.6.

Regulatory Approval.  Due to the nature of the Company’s business and Executive’s position with the Company, and, in addition to normal employment-related credit, reference and background investigations, Executive may also be required to complete applications required by various regulatory, tribal, state, local or other international governmental authorities in and under whose jurisdiction the Company and its affiliates conduct business, as well as other applications that may be required by regulatory authorities with jurisdiction over the Company and its affiliates. Such applications may require complete disclosure of personal and financial information, criminal convictions or arrests (expunged or not) and business associations.  As an ongoing condition of Executive’s employment, Executive must be able to satisfy all applicable requirements of such governmental and regulatory authorities and obtain all necessary regulatory approvals and licenses.

1.7.

Termination of Prior Employment, Consulting or Letter Agreements.  The Company and Executive agree that upon the execution and delivery of this Agreement, all employment, consulting or letter agreements between the Company and Executive in effect on or prior to the date hereof shall terminate in their entirety and be of no further force or effect, except for the (i) Employee Proprietary Information and Inventions Assignment Agreement, (ii) any other agreement or document with respect to any stock option, restricted stock or other equity awards, and (iii) the Arbitration Agreement as defined in Section 9.1 hereof (the “Ancillary Agreements”).  In the event of a conflict between this Agreement and the Ancillary Agreements, the terms of this Agreement shall control, except for any other agreement or document with respect to any stock option, restricted stock or other equity awards.

3

2.	Compensation of Executive
2.1.

Base Salary.  In consideration of the services to be rendered under this Agreement, while employed by the Company, Company shall pay Executive an initial annual base salary at the rate of $400,000 per year, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in regular periodic payments in accordance with Company payroll policy. Such salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month.  Such base salary shall be subject to annual review by the compensation committee of the Board of Directors (the "Compensation Committee"), with the first such review to occur during the second  calendar year following the date of this Agreement.

2.2.

Bonus.  For each full fiscal year of Executive’s employment with the Company, Executive shall be eligible for a discretionary bonus with a target amount equal to 50% of Executive’s then current base salary and a maximum amount equal to 75% of Executive’s then current base salary.  The actual amount of any such discretionary bonus is to be determined by the Compensation Committee based on the measurement of certain performance criteria or goals established by the Compensation Committee.  Except as provided otherwise in this Agreement, Executive shall only be eligible to receive an annual bonus for a calendar year if Executive is employed on the last day of such calendar year and any annual bonus awarded for a calendar year, if any, shall be paid in cash when other senior executives of the Company are paid, and on or before March 15th of the calendar year subsequent to the calendar year in which the bonus amount is earned

2.3.

Benefits.  Executive shall be entitled to participate in the Company’s group medical, dental, life insurance, 401(k) or other benefit plans and programs on the same terms and conditions as other members of the Company’s senior executive management, based upon the eligibility dates described in the applicable benefit plan documents. Executive shall be provided such perquisites of employment, including paid time off, as are provided to all other members of the Company’s senior executive management.  Executive shall be entitled to reimbursement of all reasonable expenses incurred by Executive in the performance of Executive's duties hereunder, in accordance with the policies and procedures established by the Company from time to time, and as may be amended from time to time.  Any reimbursement Executive is entitled to receive shall (i) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (ii) not affect or be affected by any other expenses that are eligible for reimbursement in any other tax year of Executive, and (iii) not be subject to liquidation or exchange for another benefit.

2.4.

Equity Awards.  Executive will be eligible to receive stock, option or other equity awards (each, an “Equity Award”) under the Company’s applicable equity incentive plan as then in effect (the “Plan”).  Any such Equity Award will be subject to the terms and conditions of the Plan and an applicable form of agreement for such Equity Award specified by the Compensation Committee, which Executive will be required to sign as a condition of retaining the Equity Award.

4

2.5.	Other. The Company will pay up to $2,750 per month for lodging (rent & utilities) in Austin, TX for the Term of this Agreement.

3.	Term

The term of the Agreement shall be two years from the Effective Date (the “Term”). Company shall give notice of intent to renew, or not renew, the Agreement one hundred and eighty-days prior to the expiration of the Term. In the event that the Company gives notice of intent to not renew the Agreement, the parties agree that at the end of the Term, or Renewal Term it will be deemed termination without Cause. Notwithstanding the foregoing, nothing in this provision shall obligate the Company to renew the Agreement or enter into a new agreement with Executive. In the event that Company fails to give notice of intent not to renew, the Agreement shall renew in successive one hundred and eighty-day terms (“Renewal Terms”) until terminated by either party upon giving ten days’ notice prior to the end of a Renewal Term.

4.	Termination of Employment
4.1.

Termination by Executive.  During the Term or Renewal Term, Executive may terminate Executive's employment upon written notice to the Company. In the event that Executive elects to terminate Executive's employment for any reason other than for Good Reason (as defined below in Section 4.3), all of the Company’s duties and obligations under this Agreement shall cease as of the last day of Executive’s employment and the Company shall pay Executive only the following:  all base salary earned through the last day of Executive’s employment and all amounts and benefits earned or incurred through the last day of Executive's employment.

4.2.

Termination by the Company for Cause.  In the event that the Company terminates Executive’s employment for Cause during the Term or Renewal Term, all of the Company’s duties and obligations under this Agreement shall cease as of the last day of Executive’s employment and the Company shall pay Executive only the following:  all base salary earned through the last day of Executive’s employment and all amounts and benefits earned or incurred pursuant to Section 2.3 through the last day of Executive's employment.  For the purposes of this Agreement, termination shall be for “Cause” if (i) Executive refuses or fails to act in accordance with any lawful order or instruction of the Chief Executive Officer or Board of Directors, and such refusal or failure to act has not been cured within five (5) days following Executive's receipt of written notice from the Chief Executive Officer or Board of Directors, as applicable, of such failure, (ii) Executive fails to devote reasonable attention and time to the business affairs of the Company, (iii) Executive is determined by the Chief Executive Officer or Board of Directors to have been (A) unfit for service (i.e., denied any license, permit or qualification required by, or found unsuitable by, any gaming regulator or other governmental authority), (B) unavailable for service (other than as a result of an Incapacity (as defined below). or (C) grossly negligent in connection with the performance of Executive's duties on behalf of the Company, which unfitness, unavailability or gross negligence has not been cured within five (5) days following Executive's receipt of written notice from the Chief Executive Officer or Board of Directors of the same;

5

(iiv) Executive is determined by the Chief Executive Officer or Board of Directors to have committed a material act of dishonesty or willful misconduct or to have acted in bad faith to the material detriment of the Company in connection with the performance of Executive's duties on behalf of the Company; (v) Executive is convicted of a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, or (vi) Executive materially breaches any agreement with the Company which material breach has not been cured within five (5) days following Executive's receipt of written notice from the Chief Executive Officer or Board of Directors of the same.

4.3.

Termination by the Company without Cause or Termination by Executive for Good Reason.  In the event that the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason (as defined below) during the Term or Renewal Term, all of the Company’s duties and obligations under this Agreement shall cease as of the last day of Executive’s employment and Executive shall be entitled to receive, and the Company shall pay, only the following: all base salary earned through the last day of Executive’s employment, all amounts and benefits earned or incurred through the last day of Executive's employment, and (subject to the conditions set forth in Section 4.8 below) the severance payments and benefits set forth below in Sections 4.3.1- 4.3.4 in accordance with the terms thereof.  For purposes of this Agreement, the term “without Cause” shall mean termination of Executive’s employment by the Company for reasons other than for “Cause” (and excluding any such termination resulting from Executive’s Incapacity or death).  For the purposes of this Agreement, termination shall be for “Good Reason” if (i) there is a material diminution of Executive’s responsibilities or authority with the Company, or a material adverse change in the Executive’s reporting responsibilities or title, in each case as they existed prior to such diminution or change without Executive’s consent; (ii) there is a material reduction by the Company in the Executive’s annual base salary rate and/or target bonus rate then in effect without Executive’s consent; or (iii) Executive’s principal work locations are relocated outside of the Austin, Texas or Chicago, Illinois metropolitan areas without Executive’s consent.  Executive will be deemed not to have terminated Executive’s employment for Good Reason unless (i) Executive has delivered written notice to the Company of Executive's intent to exercise the rights pursuant to this Section within thirty (30) days following the first occurrence of a condition that would constitute Good Reason and identifying the facts constituting such condition, (ii) the Company has failed to remedy such condition within thirty (30) days following its receipt of such written notice, and (iii) the Executive’s termination of employment for Good Reason is effective no later than ninety (90) days following the first occurrence of such condition.  Executive agrees that Executive may be required to travel from time to time as required by the Company’s business and that such travel shall not constitute grounds for Executive to terminate Executive's employment for Good Reason.

4.3.1.  Base Salary Continuation.  If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s

6

employment for Good Reason during the Term or Renewal Term, the Company shall continue to pay Executive’s base salary at the then-current base annual salary rate of Executive (determined prior to any reduction constituting a condition giving rise to Good Reason) for a period of one-year (12 months) following the date of termination of Executive’s employment.  Such salary continuation shall be paid to Executive in installments in accordance with the Company’s regular payroll procedures, with the initial salary continuation payment to be made on the first regular payroll date of the Company following the Release Deadline (as defined in Section 4.8) and to include a catch-up payment for all regular Company payroll dates occurring between the date of Executive’s termination of employment and such initial salary continuation payment date; provided, however, that if the period beginning on the date of Executive’s termination of employment and ending on the first Company payroll date following the Release Deadline straddles two calendar years, then the salary continuation payments shall in any event begin in the second such calendar year.  Salary continuation payments shall be subject to standard deductions and withholdings.

4.3.2.  Target Bonus.  If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason during the Term or Renewal Term, the Company shall pay to Executive, less Deductions and Withholdings, an additional severance benefit in an amount equal to one-hundred (100%) of Executive’s then-current target bonus for the calendar year in which the termination occurred, payable in substantially equal installments concurrent with the salary continuation payments pursuant to Section 4.3.1 (including a catch-up payment as described therein).

4.3.3.  Vesting of Equity Awards and Exercise Period.  Upon the Company’s termination of Executive’s employment without Cause or Executive’s termination of Executive’s employment for Good Reason, the vesting of all stock options, restricted stock, and other Equity Awards shall continue to be governed under the terms of such Equity Awards.

4.3.4.  Group Medical Coverage.  The Company shall, following the Executive’s timely election, provide the Executive with continued coverage that existed at the time of the termination for the applicable salary continuation period under the Company’s group health insurance plans (exclusive of the Exec-U-Care plan) in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at no cost to Executive for a period of twelve months. Notwithstanding the preceding sentence, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of such applicable salary continuation period, a fully

7

taxable cash payment equal to the COBRA premiums for that month, subject to applicable withholdings and deductions, and Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

4.4.

Termination for Incapacity.  In the event that Executive suffers an “Incapacity” (defined below) during the Term or Renewal Term of Executive's employment hereunder as determined by the Company in its reasonable discretion, the Company may elect to terminate Executive’s employment pursuant to this Section 4.4.  In such event, all of the Company’s duties and obligations under this Agreement shall cease as of the last day of Executive’s employment and the Company shall pay Executive only the following:  all base salary earned through the last day of Executive’s employment and all amounts and benefits earned or incurred though Executive’s last day of employment; provided, however, that nothing contained in this Agreement shall limit Executive’s rights to payments or other benefits under any long-term disability plans of the Company in which Executive participates, if any.  For the purposes of this Agreement, Executive shall be deemed to have suffered an “Incapacity” if Executive, due to any mental or physical illness, injury or limitation, has been unable to perform the essential duties and responsibilities of Executive’s position for a period of at least 180 days in any rolling 365 day period.

4.5.

Termination upon Death.  In the event that Executive dies during the Term or Renewal Term of Executive's employment hereunder, Executive’s employment shall be deemed to have terminated upon the date of death and all of the Company’s duties and obligations under this Agreement shall cease.  In such event, the Company shall pay Executive’s estate only the following:  all base salary earned through the date of death and all amounts and benefits earned or incurred through the date of death; provided, however, that nothing contained in this Agreement shall limit Executive’s estate’s or beneficiaries’ rights to payments or other benefits under any life insurance plan or policy in which Executive participated or with respect to which Executive has designated a beneficiary, if any.

4.6.	Change in Control and Termination Payments.

4.6.1.  Equity Award Acceleration.  Upon a Change in Control (as that or a substantially similar term is defined in the Plan), the vesting of all stock options, restricted stock, and other Equity Awards shall continue to be governed under the terms of such Equity Awards.

4.6.2.  Parachute Payments.  Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or

8

(ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments.  Any reduction in the Payments required by this Section will be made in the following order: (A) Payments that constitute “deferred compensation” (within the meaning of Section 409A of the Code and the regulations thereunder), and if there is more than one such Payment, then such reduction shall be applied on a pro rata basis to all such Payments; (B) reduction of cash payments that do not constitute deferred compensation; (C) reduction of accelerated vesting of Equity Awards other than stock options; (D) reduction of accelerated vesting of stock options; and (E) reduction of other benefits paid or provided to Executive.  In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Equity Awards.  If two or more Equity Awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.

4.6.3.  Calculation.  The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations.  If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section.  The Company will bear all expenses with respect to the determinations by the tax firm required to be made by this Section.  The Company and Executive shall furnish the tax firm such information and documents as the tax firm may reasonably request in order to make its required determination.  The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement.  Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Executive.

4.7.

No Other Compensation or Benefits/No Duty to Mitigate.  Executive acknowledges that except as expressly provided in this Agreement, Executive shall not be entitled to any compensation, severance payments or benefits upon the termination of Executive’s employment.  Company acknowledges that Executive is under no duty to seek other employment or otherwise mitigate the obligations of the Company under this Agreement and the Company shall have no right of off-set against the amounts owed to Executive by the Company on account of any remuneration or other benefit earned or received by Executive after Executive’s termination by the Company.

4.8.

Conditions to Severance. Executive will only be entitled to receive the severance payments and benefits set forth in Sections 4.3.1- 4.3.4 if, on or before the 60th day following the date of termination of Executive's employment (the “Release Deadline”), Executive executes a full general release in the form of Exhibit B hereto, releasing all claims, known or unknown, that Executive may

9

have against the Company and its officers, directors, employees and affiliated companies arising out of or any way related to Executive’s employment or termination of employment with the Company, and the period for revocation, if any, of such release has lapsed without the release having been revoked.  In the event that Executive breaches any of the covenants contained in Sections 7 or 8, the Company shall have the right to (i) terminate further provision of any portion of the severance payments and benefits set forth in Sections 4.3.1-4.3.4  not yet paid or provided, (ii) seek reimbursement from Executive for any and all portions of the severance payments and benefits set forth in Sections 4.3.1-4.3.4  previously paid or provided to Executive, (iii) recover from Executive all shares of Company stock acquired by Executive pursuant to Equity Awards the vesting of which was accelerated by reason of the severance payments and benefits set forth in Sections 4.3.1- 4.3.4  (or the proceeds therefrom, reduced by any exercise or pursuant price paid to acquire such shares), and (iv) immediately cancel all portions of Equity Awards the vesting of which was accelerated by reason of the severance payments and benefits set forth in Sections 4.3.1- 4.3.4.

4.9.

Resignation from Board and Other Positions.  Executive agrees that should Executive’s employment terminate for any reason, Executive will immediately resign all other positions (including board membership) Executive may hold on behalf of the Company.

5.	Executive’s Termination Obligations
5.1.

Return of Company’s Property.  Without in any way limiting Executive’s obligations and the Company’s rights under the Employee Proprietary Information and Inventions Agreement described in Section 1.4, Executive hereby acknowledges and agrees that all books, manuals, records, reports, notes, contracts, lists, spreadsheets and other documents or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment.

5.2.

Cooperation in Pending Work.  Following any termination of Executive’s employment, Executive shall, at the Company’s request, reasonably cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company.  Executive shall also cooperate, at the Company’s request, in the defense of any action brought by any third party against the Company that relates in any way to Executive’s acts or omissions while employed by the Company.

5.3.

Resignation.  Upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions as an employee, officer, director or manager then held with the Company, Everi Holdings or any of their respective subsidiaries or affiliates.  Executive agrees to execute and deliver such documents or instruments as are reasonably requested by the Company, Everi Holdings or any such subsidiary or affiliate to evidence such resignations.

10

5.4.

Survival.  The representations and warranties contained herein and Executive’s and the Company’s obligations under Sections 3, 4, 5, 6, 7, 8 and 9 and under the Employee Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment and the expiration of this Agreement.

5.5.

Mutual Nondisparagement.  Employee agrees that Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or Company’s employees, officers or directors. Company agrees that it will instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Executive.

6.	Compliance with Section 409A of the Code.
6.1.

This Agreement and all payments and benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A of the Code or any regulations or rulings thereunder (“Section 409A”), and shall be construed and interpreted in accordance with such intent.  However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement, and except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by Executive in connection with compensation paid or provided to Executive pursuant to this Agreement.

6.2.

No amount payable pursuant to this Agreement on account of Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Section 409A.  Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by Company from time to time, or if none, the default methodology) as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the Delayed Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

6.3.	Any right of Executive to receive installment payments under this Agreement shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

11

7.	Restrictions on Competition after Termination
7.1.

Reasons for Restrictions.  Executive acknowledges that the nature of the Company's business is such that it would be extremely difficult for Executive to honor and comply with Executive's obligation under the Employee Proprietary Information and Inventions Agreement described in Section 1.4 to keep secret and confidential the Company's trade secrets if Executive were to become employed by or substantially interested in the business of a competitor of the Company soon following the termination of Executive's employment with the Company, and it would also be extremely difficult to determine in any reasonably available forum the extent to which Executive was or was not complying with Executive's obligations under such circumstances.

7.2.

Duration of Restriction.  In consideration for the Company’s undertakings and obligations under this Agreement, Executive agrees that during the “Noncompete Term” (defined below) and by virtue of Executive’s unique position and substantial knowledge of Company operations, plans and projects,  Executive shall not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in any line of business in which the Company engages at the time of such termination, in the United States, Canada, the United Kingdom or such other countries in which the Company conducts business at the time of such termination (“Restricted Territory”).  For the avoidance of doubt, the foregoing shall not prohibit Executive from engaging in, owning an interest in, or participating in any business that processes credit card, debit card or automated teller machine transactions originated from outside of gaming establishments, unless the Company has expanded its operations to encompass such activities at the time of termination.  For purposes of this Agreement, the “Noncompete Term” shall be the period of one (1) year  after the termination of Executive’s employment hereunder.  The parties agree that ownership of no more than 1% of the outstanding voting stock of a publicly-traded corporation or other entity shall not constitute a violation of this provision.  The parties intend that the covenants contained in this section shall be construed as a series of separate covenants, one for each county, city, state and other political subdivision of the Restricted Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this section.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in this section, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court.  It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.

7.3 Assignment.  Executive expressly understands and agrees that all restrictions on employment and solicitation as set for in Sections 7 and 8 are fair and reasonable, and are a material part of this Agreement which would not be entered into by the parties absent mutual agreement to the assignability of the same.  Executive further expressly understands and agrees that Executive's duties and obligations as set forth in Sections 7 and 8 of this Agreement may be assigned by the Company upon a Change in Control at Company's discretion.  Executive agrees that Executive has received separate

12

valuable and sufficient consideration in exchange for Company's right to assign Executive's obligations and duties as set for in this Sections 7 and 8, such consideration to be paid in the amount of $5,000 upon all parties executing this Agreement.

8.	Restrictions on Solicitation after Termination

For a period of two (2) years following the termination of Executive's employment hereunder for any reason, Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an executive, associate, consultant, employee, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company solicit or endeavor to entice away from the Company any person or entity who is, or, during the then most recent three-month period, was, employed by, or had served as an agent or key consultant of the Company, provided, however, that Executive shall not be prohibited from receiving and responding to unsolicited requests for employment or career advice from the Company’s employees.

9.	Arbitration
9.1.

Agreement to Arbitrate Claims.  The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration pursuant to the terms and conditions set forth in that certain National Mutual Arbitration Agreement for Employees of the Company executed by Executive  (the “Arbitration Agreement”) in the form attached hereto as Exhibit C  Claims subject to the Arbitration Agreement shall include contract claims, tort claims, claims relating to compensation and Equity Awards, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act.  However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.

9.2.

Enforcement Actions.  Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate.  All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada.

9.3.

Exceptions.  Nothing in this Agreement precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim.  In addition, either party may, at its option, seek injunctive relief in a court of competent jurisdiction for any claim or controversy arising out of or related to the matters described in Sections 7 and 8 above or the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party in contravention of the Employee Proprietary Information and

13

Inventions Agreement or otherwise.  By way of example, the Company may choose to use the court system to seek injunctive relief to prevent disclosure of its proprietary information or trade secrets; similarly, Executive may elect to use the court system to seek injunctive relief to protect Executive’s own inventions or trade secrets.

9.4.

Governing Law.  The agreement to arbitrate under this Section 9 and the Arbitration Agreement shall be governed by the Uniform Arbitration Act of 2000 (Nevada Revised Statutes 38.206 et seq).  In ruling on procedural and substantive issues raised in the arbitration itself, the Arbitrator shall in all cases apply the substantive (and procedural) law of the State of Nevada.

9.5.

Attorneys’ Fees.  Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys' fees.  In that case, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party as provided by law.  The costs and fees of the arbitrator shall be borne equally by Executive and the Company.

9.6.	Survival. The parties’ obligations under this Section 9 shall survive the termination of Executive’s employment with the Company and the expiration of this Agreement.
9.7.

Acknowledgements.  THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 9 CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS SECTION 9.  THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.  THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS SECTION 9 WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

10.	Expiration

The terms of this Agreement are intended by the parties to govern Executive’s employment with the Company during the term of such employment.  Upon the termination of Executive’s employment with the Company, this Agreement shall expire and be of no further force or effect, except to the extent of provisions hereof which expressly survive the expiration or termination of this Agreement.

11.	Entire Agreement

Except as otherwise expressly stated herein, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.  To the extent any provisions in this Agreement are inconsistent with any provisions of the Exhibits, the provisions of the Exhibits shall supersede and be controlling.

14

12.	Amendments, Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

13.	Assignment; Successors and Assigns

Executive agrees that Executive may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors.  Any purported assignment, transfer, or delegation shall be null and void.  Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest.

14.	Governing Law

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada.

15.	Acknowledgment

The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

16.	Notices

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

15

If to Company:	Everi Payments Inc. Attn: CEO w/ copy to General Counsel 7250 S. Tenaya Way, Ste. 100 Las Vegas, NV 89113
If to Executive:	Dean A. Ehrlich 1960 North Walnut Avenue, Arlington Heights, IL 60004

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above.  Either party may change its address for notices by giving notice to the other party in the name specified in this section.

16

17.	Representations and Warranties

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive's execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

18.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

EVERI PAYMENTS INC.EXECUTIVE

By:	/s/ Michael D. Rumbolz	/s/ Dean A. Ehrlich
Chief Executive Officer

17

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment by Everi Payments Inc, a Delaware corporation (the “Company”), I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company, as more fully set out below.

1. Proprietary Information.

(a) Confidential Restrictions.  I understand that, in the course of my work as an employee of the Company, I may have access to Proprietary Information (as defined below) concerning the Company.  I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information, which has great value to the Company’s business.  I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other property of the Company) except:  (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company or (ii) after termination of my employment, as specifically authorized in writing by a duly authorized officer of the Company.  I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by a duly authorized officer of the Company.

(b) Proprietary Information Defined.  I understand that the term “Proprietary Information” in this Agreement means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company or to the Company’s affiliates, consultants, or business associates, unless:  (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) the information is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company.  I further understand that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information:  (A) schematics, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, prospective customers, customer contracts (including without limitation the terms and conditions of such customer contracts) and bids; (C) plans for business, marketing, future development and new product concepts; (D) customer lists, and distributor and representative lists; (E) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to me by the Company (or any affiliate of it), as well as written or verbal instructions or comments; (F) any information or material not described in (A)-(E) above which relate to the Company’s inventions, technological developments, “know how”, purchasing, accounts, merchandising, or licensing; (G) employee personnel files and information about employee compensation and benefits; and (H) any information of the type described in (A)-(G) above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.

(c) Information Use.  I agree that I will maintain at my work area or in other places under my control only such Proprietary Information that I have a current “need to know,” and that

I will return to the appropriate person or location or otherwise properly dispose of Proprietary Information once my need to know no longer exists.  I agree that I will not make copies of information unless I have a legitimate need for such copies in connection with my work.

(d) Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of a duly authorized officer of the Company.

2. Inventions.

(a) Defined; Statutory Notice.  I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.”  The term “Invention Ideas” means all ideas, processes, inventions, technology, programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, trademarks, and service marks, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by me alone or with others during the period of my employment with the Company, except for (1) Invention Ideas excluded in Schedule A, (2) Invention Ideas that I develop entirely on my own time without the Company’s equipment, supplies, facilities or trade secret information except for those Invention Ideas that either relate at the time of conception or reduction to practice of the Invention Idea to the Company’s business or actual or demonstrably anticipated research or development or result from any work performed by me for the Company, and (3) to the extent that any law applicable to my employment lawfully prohibits the assignment.

(b) Disclosure.  I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company.  I further agree that all information and records pertaining to any idea, process, invention, technology, program, original work of authorship, design, formula, discovery, patent, copyright, trademark, or service mark, that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment or during the one-year period following termination of my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence).  The Company shall examine such information to determine if in fact it is an Invention Idea subject to this Agreement.

(c) Assignment.  I agree to assign and hereby do assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not copyrightable or patentable.

(d) Assist with Registration.  In the event any Invention Idea shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining and maintaining letters patent or other applicable registrations and I will execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to accomplish such registrations thereon and to vest the Company with full title thereto.  Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me.  I agree to maintain adequate and current records on the development of all Invention Ideas, which shall also remain the sole property of the Company.

(e) License for Other Inventions.  If, in the course of my employment with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, world-wide license to make, modify, use and sell any invention as part of and in connection with the Company property.

(f) Exclusions.  Except as disclosed in Schedule A attached hereto and incorporated herein, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement.  To the best of my knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements thereon, that is now in existence between me and any other person or entity.

(g) Disclosure.  I agree to disclose promptly to the Company all “Invention Ideas” and relevant records as defined in paragraph 2(a), above.  I further agree to promptly disclose to the Company any idea that I do not believe to be an invention, but which is conceived, developed, or reduced to practice by me (alone or with others) while I am employed by the Company or during the one-year period following the termination of my employment.  I will disclose the idea, along with all information and records pertaining to the idea, and the Company will examine the disclosure in confidence to determine if in fact it is an Invention Idea subject to this Agreement.

(h) Post-Termination Period.  I agree that any idea, invention, writing, discovery, patent, copyright, trademark or similar item or improvement shall be presumed to be an Invention Idea if it is conceived, developed, use, sold, exploited, or reduced to practice by me or with my aid within one (1) year after my termination of employment with the Company.  I can rebut this presumption if I prove that the idea, invention, writing, discovery, patent, copyright, trademark or similar item or improvement is not an Invention Idea covered by this Agreement.

3. Former or Conflicting Agreements.  During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.  I represent and warrant that I have returned all property and confidential information belonging to all prior employers, individuals and entities who have provided such property and confidential information to me, if any, as required by such prior employers, individuals and entities.  I further represent and warrant that my performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.  I have listed in Schedule B all other agreements concerning proprietary information or agreements to which I am a party and have attached copies of any agreements in my possession.

4. Government Contracts.  I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such government contracts.

5. Termination.  I hereby acknowledge and agree that all property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, all equipment furnished to or prepared by me in the course of or incident to my employment, and all Proprietary Information belonging to the Company and will be promptly returned to the Company upon termination of my employment with the Company.  Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea.  I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by paragraph 2(b).  In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule C hereto and incorporated herein.  I ACKNOWLEDGE THAT THE COMPANY IS AN “AT-WILL” EMPLOYER AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO IMPLY THAT THE TERM OF MY EMPLOYMENT IS OF ANY DEFINITE DURATION.  NO ONE OTHER THAN AN AUTHORIZED OFFICER OF THE COMPANY HAS THE AUTHORITY TO ALTER THIS ARRANGEMENT, TO ENTER INTO AN AGREEMENT FOR EMPLOYMENT FOR A SPECIFIED PERIOD OF TIME, OR TO MAKE ANY AGREEMENT CONTRARY TO THIS POLICY, AND ANY SUCH AGREEMENT MUST BE IN WRITING AND MUST BE SIGNED BY AN AUTHORIZED OFFICER OF THE COMPANY AND BY THE AFFECTED EMPLOYEE.

6. Remedies.  I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act or other federal or state law and that I could face possible criminal and civil actions, resulting in imprisonment and substantial monetary liability, if I misappropriate the Company’s trade secrets.  In addition, I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate.  Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate.  This right shall be in addition to any other remedy available to the Company in law or equity.

7. Miscellaneous Provisions.

(a) Assignment.  I agree that the Company may assign to another person or entity any of its rights under this Agreement.

(b) Governing Law; Severability.  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any conflicts or choice of law provisions that would result in the application of the laws of any jurisdiction other than the internal laws of the State of Nevada.  If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

(c) Entire Agreement.  The terms of this Agreement are the final expression of the parties’ agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement.  This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

(d) Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by me and by a duly authorized representative of the Company.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(e) Successors and Assigns.  This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company’s successors and assigns.

(f) Application of this Agreement.  I hereby agree that my obligations set forth in Sections 1 and 2 hereof and the definitions of Proprietary Information and Invention Ideas contained therein shall be equally applicable to Proprietary Information and Invention Ideas relating to any work performed by me for the Company prior to the execution of this Agreement.

ACKNOWLEDGEMENT & AGREEMENT

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date:	1/10/17	Employee Name:	Dean A. Ehrlich

/s/ Dean A. Ehrlich
Employee Signature

SCHEDULE A

EMPLOYEE’S DISCLOSURE

OF PRIOR INVENTIONS

1. Prior Inventions.  Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement: __________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________

Date:	1/10/17	Employee Name:	Dean A. Ehrlich

/s/ Dean A. Ehrlich
Employee Signature

SCHEDULE B

EMPLOYEE’S DISCLOSURE

OF PRIOR AGREEMENTS

1. Prior Agreements.  Except as set forth below, I am aware of no prior agreements between me and any other person or entity concerning proprietary information or inventions (attach copies of all agreements in your possession):

________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________

Date:	1/10/17	Employee Name:	Dean A. Ehrlich

/s/ Dean A. Ehrlich
Employee Signature

SCHEDULE C

TERMINATION CERTIFICATE CONCERNING

EVERI PAYMENTS INC. (FORMERLY KNOWN AS GLOBAL CASH ACCESS, INC.)

PROPRIETARY INFORMATION AND INVENTIONS

This is to certify that I have returned all property of Everi Payments Inc. (formerly known as Global Cash Access, Inc.), a Delaware limited liability company (the “Company”), including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to the foregoing, conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company.  This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

On termination of my employment with the Company, I will be employed by _____________________  [Name of New Employer] [in the ______________ division] and I will be working in connection with the following projects:

[Generally describe the projects]

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

Date:	Employee Name:

Employee Signature

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Everi Payments Inc. (formerly known as Global Cash Access, Inc.) (“Company”) and Dean A. Ehrlich  (“Employee”) with respect to the following facts:

A.

Employee is employed by Company pursuant to an Employment Agreement setting forth the terms and conditions of employment dated as of July 18, 2016 and shall be effective on that date  (collectively referred to as the “Employment Agreement”).

B.

Employee’s employment with Company will terminate [without Cause] [for Good Reason] (as that term is defined in the Employment Agreement) effective [DATE] (“Separation Date”), and as of such date Employee has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.  As a result, Employee is entitled to those certain severance payments and benefits described in the Employment Agreement, provided Employee enters into this Agreement.

C.

The parties desire to settle all claims and issues that have or could have been raised, in relation to, and arising out of, or in any way connected to, the acts, transactions or occurrences between them to date, including, but not limited to, Employee’s employment with Company and the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements set forth below, the parties agree as follows:

1.Severance Package.  In exchange for the promises set forth herein and in compliance with the requirements set forth in the Employment Agreement, Company agrees to provide Employee with the payments and benefits set forth in Section 4 of the Employment Agreement (“Severance Package”), to which Employee is not otherwise entitled, absent entering into this Agreement.  Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement.  Employee acknowledges and agrees that if Employee violates the terms of this Agreement or the continuing obligations under the Employment Agreement including, but not limited to those pertaining to post-employment restrictions, Company may terminate any payments and the provision of benefits described herein, and seek such other damages or remedies as may be appropriate.

2.General Release.

(a)Employee knowingly and voluntarily releases and forever discharges Company, and any parent or subsidiary corporations, divisions or affiliated corporations, partnerships or other affiliated entities of the foregoing, past and present, as well as their respective employees, officers, attorneys, directors, shareholders, agents, successors and assigns individually and in their business capacity (collectively, “Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releases as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;
▪	Sections 1981 through 1988 of Title 42 of the United States Code;
▪	The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);
▪	The Immigration Reform and Control Act;
▪	The Americans with Disabilities Act of 1990;
▪	The Age Discrimination in Employment Act of 1967 (“ADEA”);
▪	The Worker Adjustment and Retraining Notification Act;
▪	The Fair Credit Reporting Act;
▪	The Family and Medical Leave Act;
▪	The Equal Pay Act;
▪	The Genetic Information Nondiscrimination Act of 2008;
▪	Chapter 613 of the Nevada Revised Statutes including the Nevada Equal Opportunities for Employment Law – Nev. Rev. Stat. § 613.310 et seq;
▪	Nevada Equal Pay Law – Nev. Rev. Stat. § 608.017;
▪	Nevada School Visitation Law – Nev. Rev. Stat. § 392.920;
▪	Nevada Wage Payment and Work Hour Law – Nev. Rev. Stat. § 608 et seq;
▪	Nevada Occupational Safety & Health Act – Nev. Rev. Stat. § 618 et seq
▪	any other federal, state or local law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or
▪	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

2.1.This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims and all claims for attorneys’ fees, costs and expenses.

2.2.Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.  Employee further, waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or  multi-party action or proceeding based on such a claim in which Company or any other Released Party identified in this Agreement is a party.

2.3.The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, and claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement. This general release also does not bar claims or causes of action related to defamation, libel or invasion of privacy.  In addition, this general release does not affect Employee’s rights to indemnification by the Company nor Employee’s coverage under the directors and officers insurance policies, if any, maintained by the Company.

2.4.Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.5.Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete.  Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

3.Representation Concerning Filing of Legal Actions.  Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency related to the matters released in this Agreement.

4.Mutual Nondisparagement.  Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties. Company agrees that it will instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Employee.

5.Confidentiality and Return of Company Property.  In accordance with the terms of his/her Employment Agreement, Employee understands and agrees that as a condition of receiving the Severance Package in paragraph 1, all Company property must be returned to Company.  By signing this Agreement, Employee represents and warrants that Employee has returned to Company, all Company property, data and information belonging to Company and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company or the Released Parties.  In addition, Employee agrees to keep the terms of this Agreement confidential between Employee and Company, except that Employee may tell Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this Agreement or its terms with any current or prospective employee of Company.

6.Continuing Obligations and Cooperation.  Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Employee Proprietary Information and Inventions Agreement previously signed by Employee. Employee also agrees that in accordance with his/her Employment Agreement, he/she will cooperate fully in the transition of her duties, and promptly and cooperatively answer any calls or emails the Company may have during the period she is receiving severance pay and/or benefits, without further compensation.

7.No Admissions.  By entering into this Agreement, Company makes no admission that it has engaged, or is now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

8.Older Workers’ Benefit Protection Act.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee is advised to consult with an attorney before signing this Agreement.

8.1.Acknowledgments/Time to Consider.  Employee acknowledges and agrees that (a) she has read and understands the terms of this Agreement; (b) she has been advised in writing to consult with an attorney before signing this Agreement; (c) she has obtained and considered such legal counsel as he deems necessary; (d) she has been given 21 days to consider whether or not to enter into this Agreement (although at her option, she may elect not to use the full 21day period); and (e) by signing this Agreement on or after the Separation Date, Employee acknowledges that she does so freely, knowingly, and voluntarily.

8.2.Revocation/Effective Date.  This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement.  In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it.  Employee’s revocation must be in writing and received by Juliet A. Lim, General Counsel, jlim@everi.com, 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113on or before the seventh day in order to be effective.  If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”).  The Severance Package will become due and payable in accordance with paragraph 1 above after the Effective Date, provided Employee does not revoke.

8.3.Preserved Rights of Employee.  This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.  In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

9.Severability.  In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.Full Defense.  This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.  Employee agrees that in the event an action or proceeding is instituted by the Company or any of the Released Parties in order to enforce the terms or provisions of this Agreement, the Company, or Released Parties, as applicable, shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement, to the fullest extent permitted by law.

11.Affirmation.  Employee affirms that Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled.

12.Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Nevada.

13.Counterparts.  This Agreement may be signed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or e-mail in PDF format will have the same effect as physical delivery of the document bearing the original signature.

14.Entire Agreement; Modification.  This Agreement, including the surviving provisions of the Employment Agreement and Employee Proprietary and Inventions Agreement previously executed by Employee, is intended to be the entire agreement between the parties, and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: ________________, 2016	By: Everi Payments Inc.

Dated: ______________, 2016By:

EXHIBIT C

FORM OF ARBITRATION AGREEMENT

NATIONAL MUTUAL ARBITRATION AGREEMENT

FOR EMPLOYEES OF [COMPANY]

EVERI PAYMENTS INC. (formerly known as Global Cash Access, Inc.), its parent corporation (if any), affiliates, subsidiaries, divisions, successors, assigns and their current and former employees, officers, directors, and agents (hereafter collectively referred to as "the Company") seeks to work with our employees to resolve differences as soon as possible after they arise. Often times, differences can be eliminated through internal discussions between an employee and his/her supervisor. Other times, it may be helpful for Human Resources or other Company employees to become involved to help solve a dispute.  To facilitate dispute resolution we have developed a binding arbitration process to settle disputes that are not resolved through more informal means.

The Company and you, on behalf of you, your heirs, administrators, executors, successors and assigns (hereinafter collectively referred to as “you” or “your”) agree pursuant to this Arbitration Agreement (“Agreement”) to arbitrate covered disputes, in lieu of litigating in court.

A.	The Mutual Agreement to Arbitrate: Overview

The parties acknowledge that by agreeing to arbitration, they are WAIVING ANY RIGHTS TO A JURY TRIAL.

Except for the claims set forth in the paragraph below, you and the Company mutually agree to arbitrate any and all disputes, claims, or controversies (“claim”) against the Company that could be brought in a court including, but not limited to, all claims arising out of your employment and the cessation of employment, including any claim that could have been presented to or could have been brought before any court. This Agreement to arbitrate includes, but is not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964; the Fair Labor Standards Act; the Family and Medical Leave Act; the Americans with Disabilities Act of 1990; Section 1981 through 1988 of Title 42 of the United States Code; any state or local anti-discrimination laws; or any other federal, state, or local law, ordinance or regulation, or based on any public policy, contract, tort, or common law or any claim for costs, fees, or other expenses or relief, including attorney’s fees.  All claims which could be raised before a court must be raised by the time of the arbitration and the arbitrator shall apply the law accordingly.

Claims not covered by this Agreement are:  (i) claims for workers' compensation benefits; (ii) claims for unemployment compensation benefits; (iii) claims based upon the Company's current (successor or future) stock option plans, employee pension and/or welfare benefit plans if those plans contain some form of a grievance, arbitration, or other procedure for the resolution of disputes under the plan; and (iv) claims by law which are not subject to mandatory binding pre-dispute arbitration pursuant to the Federal Arbitration Act, such as claims under the Dodd-Frank Wall Street Reform Act.  Further, this Agreement does not prohibit the filing of an administrative charge with a federal, state, or local administrative agency such as the National Labor Relations Board (NLRB) or the Equal Employment Opportunity Commission (EEOC).

Likewise, as noted above, the Company agrees to arbitrate any claim against you as per the terms of this Agreement but retains all right to seek injunctions in aid of arbitration.

B.	Class/Collective Action Waiver, Jury Waiver and Administrative Charges

The parties agree all claims must be pursued on an individual basis only.   By signing this Agreement, you waive your right to commence, or be a party to, any class or collective claims or to bring jointly any claim against the Company with any other person, except as provided in the paragraph below.  The parties agree any claim can be pursued, but only on an individual basis, except the lack of co-plaintiffs shall not, in and of itself, be a bar to pursuit of a pattern and practice claim.

In addition, nothing herein limits your right and the rights of others collectively to challenge the enforceability of this Agreement, including the class/collective action waiver.   While the Company will assert that you have agreed to pursue all claims individually in the arbitral forum and may ask a court to compel arbitration of each individual’s claims, to the extent the filing of such an action is protected concerted activity under the National Labor Relations Act, such filing will not result in threats, discipline or discharge.

C.	Severability and Related Issues

The Arbitrator, and not any federal, state or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement including, but not limited to any claim that all or any part of this Agreement is void or voidable, except any determination as to the enforceability of the class/collective action waiver shall be made solely by a court.  If the prohibition against class/collective actions is deemed unlawful, then such action shall proceed forward in court as a collective or class action.     If an arbitrator finds any other provision of this Agreement unenforceable, a court or arbitrator shall interpret or modify this Agreement, to the extent necessary, for it to be enforceable, subject to the sentence above.  This Agreement shall be self-amending; meaning if by law or common law a provision is deemed unlawful or unenforceable that provision and the Agreement automatically, immediately and retroactively shall be amended, modified, and/or altered to be enforceable.  The arbitrator shall have no power under this Agreement to consolidate claims and/or to hear a collective or class action.

D.	The Arbitration Process

Any authorized decision or award of the arbitrator shall be final and binding upon the parties. The arbitrator shall have the power to award any type of legal or equitable relief available in a court of competent jurisdiction including, but not limited to, attorney’s fees, to the extent such damages are available under law.    Because any arbitral award may be entered as a judgment or order in any court of competent jurisdiction, any relief or recovery to which you may be entitled upon any claim (including those arising out of employment, cessation of employment, or any claim of unlawful discrimination) shall be limited to that awarded by the arbitrator.  Again, the arbitrator has no power to consolidate claims or adjudicate a collective/class action.  All orders of the arbitrator (except evidentiary rulings at the arbitration) shall be in writing and subject to review pursuant to the Federal Arbitration Act.

Any claim for arbitration will be timely only if brought within the time in which an administrative charge or complaint would have been filed if the claim is one which could be filed with an administrative agency. If the arbitration claim raises an issue which could not have been filed with an administrative agency, then the claim must be filed within the time set by the appropriate statute of limitation.  A claim may be filed by serving written notice to the Company’s Human Resources Department with a copy to General Counsel, 7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada 89113, and thereafter by filing an action with JAMS pursuant to JAMS Employment Arbitration Rules. The filing party is responsible for any filing fee absent extreme financial circumstances.  Each party shall bear its own costs and expenses for the arbitration however the arbitrator’s fee shall be paid by the Company, absent an award from the arbitrator.

The arbitration shall be arbitrated by a single arbitrator in accordance with the JAMS Employment Arbitration Rules except all arbitrators or members of the appeal panel (which is discussed below) must be members of the bar in good standing in the state in which the dispute arose.  Each party may be represented by counsel.

A copy of the JAMS Employment Arbitration Rules, including forms and procedures for submitting a matter for arbitration, are available for you to review at the Human Resource Department.  You may contact JAMS to request a copy of these rules or obtain them from the JAMS website (www.jamsadr.com) or by calling JAMS at 1(800)352-5267.  If for whatever reason JAMS declines to act as the neutral, the parties shall utilize NAM (www.namadr.com) as the neutral for the arbitration/appeal and shall utilize its Rules for Resolution of Employment Disputes.   Each party agrees that it has had an opportunity to review the current JAMS Employment Arbitration Rules.

1.	Modification to NAM/JAMS Rules

The arbitrator shall apply the Federal Rules of Civil Procedure (except for Rule 23) and the Federal Rules of Evidence as interpreted in the jurisdiction where the arbitration is held.  Also there shall be one arbitrator for the matter up and through submission and determination of a motion for summary judgment.  If a summary judgment is made, the arbitrator must render a written and detailed opinion on that motion within sixty (60) calendar days of submission of all supporting and opposition papers.   If the summary judgment is in any part denied the case shall proceed to hearing before another arbitrator, who did not hear the summary judgment motion. That arbitrator shall be selected from a new panel to be provided by JAMS (or if JAMS declines to be the third party administrator, NAMS).  If no summary judgment is filed then no new arbitrator will be selected to hear the matter, as the original arbitrator will retain jurisdiction.

E.	Consideration For This Agreement

This mutual agreement to arbitration and your accepting employment with the Company shall act as consideration for this Agreement.  The parties agree that the consideration set forth in this paragraph is wholly adequate to support this Agreement.

F.	Other Provisions of this Agreement

To the extent any of the provisions herein conflict with any standard rules of the arbitration service being used, the express provisions of this Agreement shall prevail.

Neither the terms nor conditions described in this Agreement are intended to create a contract of employment for a specific duration of time. Employment with the Company is voluntarily entered into, and you are free to resign at any time.  Similarly, the Company may terminate the employment relationship at any time for any reason, with or without prior notice.  This Agreement shall survive the termination of your employment.

This Agreement shall be governed by and enforced pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, to the maximum extent permitted by applicable law.

This Agreement contains the complete agreement between the parties regarding the subjects covered in it, and supersedes any prior or inconsistent agreements that might exist between you and the Company.  This Agreement can be modified only by an express written agreement signed by both you and the President of the Company.

I KNOWINGLY AND FREELY AGREE TO THIS MUTUAL AGREEMENT TO ARBITRATE CLAIMS, WHICH OTHERWISE COULD HAVE BEEN BROUGHT IN COURT.  I AFFIRM THAT I HAVE HAD SUFFICIENT TIME TO READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND THAT I HAVE BEEN ADVISED OF MY RIGHT TO SEEK LEGAL COUNSEL REGARDING THE MEANING AND EFFECT OF THIS AGREEMENT PRIOR TO SIGNING.  BY ISSUANCE OF THIS AGREEMENT, THE COMPANY AGREES TO BE BOUND TO ITS TERMS WITHOUT ANY REQUIREMENT TO SIGN THIS AGREEMENT.

__________________________                               _________________________

EmployeeDate

18